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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in this Amendment No. 1 to Registration Statement No. 333-95621 of our report dated November 30, 1998, related to the divisional balance sheet of Ledcor Industries Limited--Telecommunications Division as at May 31, 1998 and the divisional statements of operations and retained earnings and cash flows for the nine months ended May 31, 1998 and the year ended August 31, 1997, which is part of this Registration Statement.

    We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Edmonton, Canada
April 18, 2000